Exhibit 10.2

SECOND AMENDMENT TO SERVICES AGREEMENT

This second amendment to Services Agreement dated August 12, 2026 (the “Second Amendment”)by and between Duke Robotics Corp. (NV registered company) of 10 HaRimon Street, Mevo Carmel Science and Industrial Park, Israel (the “Company”) and Mr. Yossef Balucka of Ha’Sadot Road, Talmei Elazar, Israel (the “Consultant”).

R E C I T A L S:

WHEREAS	the Company and the Consultant have entered into a consulting agreement dated March 25, 2021, for the rendering of CEO consulting services by the Consultant to the Company (the “Agreement”); and

WHEREAS	The Company and the Consultant amended the Agreement on August 4, 2024 (the “First Amendment”);and

WHEREAS	The parties now wish to add additional amendments to the terms of the Agreement and the First Amendment;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	The Company and the Consultant hereby agree to amend the Agreement as follows:

Section 6.1 of the Agreement shall be deleted and replaced in its entirety with the following new Section 6.1:

Monthly Fee. For the Services rendered in accordance with this Agreement, the Company shall pay the Consultant the sum of NIS 60,000 (sixty thousand) + VAT as monthly fee (the “Monthly Fee”),against the receipt of tax invoices duly issued by the Consultant to the Company (the “Invoice”).

2.	This Second Amendment shall be effective as of August 1, 2026, and thus, as of the date hereof any reference to the Agreement shall be interpreted as reference to the Agreement as amended pursuant to the First Amendment and this Second Amendment.

3.	Except as expressly amended hereby, the Agreement remains unchanged and unaffected, and in full force and effect. This Sirst Amendment and the Agreement contain the entire agreement and understanding of the Company and the Consultant hereto with respect to the subject matter hereof and thereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

4.	Further Assurances. Each party hereto, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party hereto in order to carry out the provisions and purposes of this Second Amendment.

5.	Counterparts. This Amendment may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf”format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf”signature page were an original thereof.

6.	Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Israel. Consultant hereby expressly consents to the exclusive jurisdiction of the courts located in Tel Aviv, Israel, and all disputes or claims arising out of or related to this Agreement shall be exclusively resolved by the competent courts located in Tel Aviv, Israel

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

/s/ Erez Nachtomy	/s/ Yossi Balucka
Duke Robotics Corp.	Yossi Balucka

By:	Erez Nachtomy
Title:	Vice Chairman